                                                                   EXHIBIT 23.2

                CONSENT OF INDEPENDENT REAL ESTATE CONSULTANTS

The Board of Directors of The Rouse Company:

  We consent to the inclusion in Amendment No. 2 to the Registration Statement of The Rouse Company (the "Company") on Form S-4 (Registration No. 333-01693) of our report dated February 22, 1996, on our concurrence with the Company's estimates of the market value of its equity and other interests in certain real property owned and/or managed by the Company and its subsidiaries as of December 31, 1995 and 1994, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus that is a part of such Registration Statement.

                                                 /s/ Deborah A. Jackson
                                          _____________________________________
                                                LANDAUER ASSOCIATES, INC.

New York, New York

May 7, 1996